June 26, 2017

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Jan Woo

Re:	Withdrawal of Request for Acceleration Inpixon - Registration Statement on Form S-1 (SEC File No. 333-218173)

Ms. Woo:

The Company hereby requests that its acceleration request dated June 23, 2017 be withdrawn.

If you have any questions or comments, please do not hesitate to contact Melanie Figueroa at (917) 546-7707, or in her absence, Blake Baron at (917) 546-7709.

Sincerely,

INPIXON

By:	/s/ Nadir Ali
Nadir Ali, Chief Executive Officer